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                                                                  EXHIBIT 11.1



                          ZITEL CORPORATION

            COMPUTATION OF NET INCOME (LOSS) PER COMMON
                  AND COMMON EQUIVALENT SHARE


                                            Year Ended September 30,
                                  --------------------------------------------
                                     1995            1996              1997
                                  ----------      ----------       ------------
Average common shares
  outstanding                     14,158,000      14,726,000        15,222,000

Computation of incremental
  outstanding shares
    Net effect of dilutive
     stock options based
     on treasury stock
     method                        1,008,000         900,000                -
                                  ----------      ----------        ----------
                                  15,166,000      15,626,000        15,222,000
                                  ==========      ==========        ==========

Net income (loss)                 $8,526,000      $4,049,000      $(17,501,000)
                                  ==========      ==========      ============

Net income (loss) per share       $     0.56      $     0.26      $      (1.15)
                                  ==========      ==========      ============



Primary and fully diluted income (loss) per share differ by less than one cent in all periods.








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